EXHIBIT 99.1

Performance Sports Group Announces Employee Inducement Award to Chief Financial Officer
Pursuant to New York Stock Exchange Rule 303A.08 and Section 613(c) of the
Toronto Stock Exchange Company Manual

EXETER, N.H.  – January 20, 2016 – Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, today announced that it has granted Mark Vendetti options to acquire 90,000 common shares of the Company and restricted stock units representing the right to receive 30,000 common shares of the Company (the “Employee Inducement Award”). As previously announced, Vendetti was appointed CFO of the Company effective December 14, 2015.

The stock options will have an exercise price equal to $5.92, the closing price per common share on the NYSE on January 19, 2016. The terms and conditions governing the stock options and restricted stock units are set out in the forms of award agreements filed as exhibits to the Company’s Form S-8, which was filed with the Securities and Exchange Commission earlier today. The stock options and restricted stock units will vest in 25% cumulative installments on each of the first four anniversaries of today’s date, subject to Vendetti’s continued employment through the applicable vesting dates. The Employee Inducement Award has been granted outside of the terms of the Company’s 2015 Omnibus Equity Incentive Plan in reliance on the applicable employment inducement award exemptions under the New York Stock Exchange Listed Company Manual Rule 303A.08 and Section 613(c) of the Toronto Stock Exchange Company Manual.

About Performance Sports Group Ltd.

Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Company Contact:
Mark Vendetti
Chief Financial Officer
Tel 1-603-430-2111
investors@performancesportsgroup.com

Investor Relations:
Liolios Group Inc.
Scott Liolios or Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com